                                                                    Exhibit 2.1

                          AGREEMENT AND PLAN OF MERGER

                                  by and among

                             BERKSHIRE HATHAWAY INC.

                               BX MERGER SUB INC.

                                       and

                                XTRA CORPORATION

                                  July 30, 2001

                                TABLE OF CONTENTS




                                   ARTICLE I
                              THE OFFER AND MERGER


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

                                                                                           PAGE
Section 1.1   The Offer...................................................................   1
Section 1.2   Company Actions.............................................................   3
Section 1.3   Directors...................................................................   5
Section 1.4   The Merger..................................................................   6
Section 1.5   Effective Time..............................................................   6
Section 1.6   Closing.....................................................................   7
Section 1.7   Directors and Officers of the Surviving Corporation.........................   7
Section 1.8   Stockholders' Meeting.......................................................   7
Section 1.9   Merger Without Meeting of Stockholders......................................   7

                                            ARTICLE II
                                     CONVERSION OF SECURITIES

Section 2.1   Conversion of Capital Stock.................................................   8
Section 2.2   Exchange of Certificates....................................................   8
Section 2.3   Dissenting Shares...........................................................  10
Section 2.4   Company Option Plans........................................................  10

                                            ARTICLE III
                           REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Section 3.1   Corporate Organization......................................................  11
Section 3.2   Capitalization..............................................................  12
Section 3.3   Authority...................................................................  13
Section 3.4   Consents and Approvals; No Violations.......................................  13
Section 3.5   SEC Documents; Undisclosed Liabilities......................................  14
Section 3.6   Broker's Fees...............................................................  15
Section 3.7   Absence of Certain Changes or Events........................................  15
Section 3.8   Legal Proceedings...........................................................  15
Section 3.9   Compliance with Applicable Law..............................................  15
Section 3.10  Company Information.........................................................  16
Section 3.11  Employee Matters............................................................  16
Section 3.12  Environmental Matters.......................................................  17
Section 3.13  Takeover Statutes...........................................................  17
Section 3.14  Properties..................................................................  17
Section 3.15  Tax Returns and Tax Payments................................................  18
Section 3.16  Intellectual Property.......................................................  19
Section 3.17  Identified Agreements.......................................................  19

                                            ARTICLE IV
                      REPRESENTATIONS AND WARRANTIES OF PARENT AND PURCHASER

Section 4.1   Corporate Organization......................................................  19
Section 4.2   Authority...................................................................  19


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                                      (i)

                               TABLE OF CONTENTS
                                  (CONTINUED)


                                                                                           PAGE
Section 4.3   Consents and Approvals; No Violation........................................  20
Section 4.4   Broker's Fees...............................................................  20
Section 4.5   Purchaser's Operation and Capitalization....................................  20
Section 4.6   Parent or Purchaser Information.............................................  21
Section 4.7   Financing...................................................................  21
Section 4.8   Stock Ownership.............................................................  21

                                             ARTICLE V
                                             COVENANTS

Section 5.1   Conduct of Businesses Prior to the Effective Time...........................  21
Section 5.2   No Solicitation.............................................................  23
Section 5.3   Publicity...................................................................  25
Section 5.4   Notification of Certain Matters.............................................  25
Section 5.5   Access to Information.......................................................  26
Section 5.6   Further Assurances..........................................................  26
Section 5.7   Indemnification.............................................................  27
Section 5.8   Employee Benefit Plans......................................................  28
Section 5.9   Additional Agreements.......................................................  28

                                            ARTICLE VI
                                     CONDITIONS TO THE MERGER

Section 6.1   Conditions to Each Party's Obligation To Effect the Merger..................  28
Section 6.2   Conditions to Obligations of Parent and Purchaser to Effect the Merger......  29
Section 6.3   Frustration of Closing Conditions...........................................  29

                                            ARTICLE VII
                                            TERMINATION

Section 7.1   Termination.................................................................  29
Section 7.2   Effect of Termination.......................................................  31
Section 7.3   Termination Fee; Expenses...................................................  31

                                           ARTICLE VIII
                                           MISCELLANEOUS

Section 8.1   Amendment and Modification..................................................  32
Section 8.2   Extension; Waiver...........................................................  32
Section 8.3   Nonsurvival of Representations and Warranties...............................  33
Section 8.4   Notices.....................................................................  33
Section 8.5   Counterparts................................................................  34
Section 8.6   Entire Agreement; Third Party Beneficiaries.................................  34
Section 8.7   Severability................................................................  34
Section 8.8   Governing Law...............................................................  34
Section 8.9   Assignment..................................................................  34
Section 8.10  Headings; Interpretation....................................................  34
Section 8.11  Enforcement.................................................................  34




                                     (ii)

                               TABLE OF CONTENTS
                                  (CONTINUED)

                                                                            PAGE

Exhibit A:    Stockholders Agreement





                                     (iii)

                          AGREEMENT AND PLAN OF MERGER
                          ----------------------------

          AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of July 30, 2001, by and among Berkshire Hathaway Inc., a Delaware corporation ("Parent"), BX Merger Sub Inc., a Delaware corporation and a wholly owned subsidiary of Parent (the "Purchaser"), and XTRA Corporation, a Delaware corporation (the "Company").

          WHEREAS, the Board of Directors of Parent, the Board of Directors of Purchaser, and the Board of Directors of the Company have approved, and determined that it is in the best interests of their respective companies and stockholders to consummate, the transactions provided for herein; and

          WHEREAS, Parent and Purchaser have proposed acquiring all of the outstanding shares of Common Stock, par value $0.50 per share, of the Company (the "Shares" or the "Company Common Stock") at a price of $55.00 per Share in cash; and

          WHEREAS, the Company, Parent and Purchaser desire to make certain representations, warranties, covenants and agreements in connection with the Offer (as defined herein) and the Merger (as defined herein); and

          WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition to Parent's and Purchaser's willingness to enter into this Agreement, Parent and Purchaser have entered into a Stockholders Agreement, dated the date hereof, the form of which is attached as Exhibit A hereto (the "Stockholders Agreement"), with the stockholders named therein (the "Stockholders"), pursuant to which the Stockholders have, among other things,
(1) agreed to tender all Shares owned by the Stockholders pursuant to the Offer and (2) agreed to vote all Shares beneficially owned by the Stockholders in favor of the Merger and this Agreement and against any Takeover Proposal (as defined herein), in each case subject to and on the conditions set forth therein.

          NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, the parties hereto agree as follows:

                                   ARTICLE I

                              THE OFFER AND MERGER

Section 1.1  The Offer.
             ---------

        (a) Provided this Agreement shall not have been terminated in accordance with Section 7.1, on the tenth business day after the initial public announcement of the execution hereof, the Purchaser shall, and Parent shall cause Purchaser to, commence (within the meaning of Rule 14d-2 under the Securities Exchange Act of 1934, as amended (the "Exchange Act") ) an offer (the "Offer") to purchase for cash all of the Shares at a price of $55.00 per Share, net to the seller in cash (such price, or such higher price per Share as may be paid in the Offer, being referred to herein as the "Offer Price"), subject only to the conditions set forth in Annex A hereto; provided, however, that Parent
                                               --------  -------
may designate another wholly owned, direct or indirect subsidiary of Parent as the bidder (within the meaning of Rule 14d-1(g) under the Exchange Act) in the Offer, in which case reference herein to Purchaser shall be deemed to apply to such subsidiary, as appropriate. The Company shall not tender Shares held by it or by any of its subsidiaries pursuant to the Offer. The Purchaser shall, and Parent shall cause the Purchaser to, on the terms and subject to the prior satisfaction or waiver of the conditions to the Offer, accept for payment and pay for Shares tendered as soon as it is legally permitted to do so under applicable law.

        (b) The Offer shall be made by means of an offer to purchase (the "Offer to Purchase") containing the terms set forth in this Agreement and only the conditions set forth in Annex A hereto and providing for an expiration date (the "Expiration Date") initially of twenty (20) business days (as defined in Rule 14d-1 under the Exchange Act) from the date of commencement. The Purchaser shall not, and Parent shall cause the Purchaser not to, decrease the Offer Price or decrease the number of Shares sought, amend the conditions to the Offer set forth in Annex A or impose conditions to the Offer in addition to those set forth in Annex A, without the prior written consent of the Company. The Purchaser may, without the consent of the Company, (i) extend the Offer for the shortest time periods which it reasonably believes are necessary, but in no event more than an additional forty (40) days, in one or more periods of not more than ten (10) business days, if Parent and Purchaser are not in material breach of this Agreement and if any condition to the Offer is not satisfied or waived and such condition is reasonably capable of being satisfied and (ii) if, on the Expiration Date, the Shares validly tendered and not withdrawn pursuant to the Offer equal at least seventy percent (70%) of the outstanding Shares but less than ninety percent (90%) of the outstanding Shares (on a fully diluted basis, as such term is defined in Annex A), (A) extend the Offer on one occasion for up to ten (10) business days, or (B) provide for a subsequent offering period of up to ten (10) business days in accordance with Rule 14d-11 under the Exchange Act, in each case (x) notwithstanding that all the conditions to the Offer have been satisfied as of the date such extension or subsequent offering period, as the case may be, is announced, and (y) in the case of an extension, so long as Purchaser irrevocably waives the satisfaction of any of the conditions to the Offer (other than in the case of paragraph (iii)(a) of Annex A hereto with respect to any statute, rule, regulation, judgment or injunction arising after the date such extension is announced) that may subsequently become unsatisfied during any such extension. In addition, the Offer Price may be increased and the Offer may be extended to the extent required by law in connection with such increase, in each case without the consent of the Company. If, as of the Expiration Date, (i) the condition set forth in paragraph (iii)(b) of Annex A has not been satisfied or waived, and the Company shall have cooperated with Parent in using all reasonable efforts to cause such condition to be satisfied, or (ii) the condition set forth in clause (1) of paragraph
(iii)(c) of Annex A has not been satisfied or waived, and the failure of such condition to be satisfied is not the result of the Company's breach of or failure in any material respect to perform or comply with its material obligations, agreements and covenants herein to be performed by it through the Expiration Date, then, at the written request of the Company, Purchaser shall, and Parent shall cause Purchaser to, extend the Offer in increments of five (5) business days each until the earliest to occur of (w) the satisfaction or waiver of such condition, (x) Parent determines that such condition could not reasonably be expected to be satisfied on or prior to

September 30, 2001, (y) the termination of this Agreement in accordance with its terms, and (z) September 30, 2001.

        (c) On the date the Offer is commenced, Parent and Purchaser shall file with the United States Securities and Exchange Commission (the "SEC") a Tender Offer Statement on Schedule TO with respect to the Offer (together with all amendments and supplements thereto and including the exhibits thereto, the "Schedule TO"). The Schedule TO shall contain or shall incorporate by reference the Offer to Purchase and a form of letter of transmittal and summary advertisement (the Schedule TO, the Offer to Purchase and related letter of transmittal and related summary advertisement, together with any amendments and supplements thereto, collectively the "Offer Documents"). The Offer Documents shall comply in all material respects with the provisions of applicable federal securities laws and, on the date filed with the SEC and on the date first published, sent or given to the Company's stockholders, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by Parent or the Purchaser with respect to information supplied by the Company for inclusion in the Offer Documents. Each of Parent and Purchaser shall further take all steps necessary to cause the Offer Documents to be filed with the SEC and to be disseminated to holders of Shares, in each case as and to the extent required by applicable federal securities laws. Each of Parent and Purchaser, on the one hand, and the Company, on the other hand, shall promptly correct any information provided by it for use in the Offer Documents if and to the extent that it shall have become false and misleading in any material respect and the Purchaser further shall take all steps necessary to cause the Offer Documents as so corrected to be filed with the SEC and to be disseminated to holders of Shares, in each case as and to the extent required by applicable federal securities laws. The Company and its counsel shall be given a reasonable opportunity to review and comment upon the Schedule TO (and shall provide any comments thereon as soon as practicable) prior to the filing thereof with the SEC. In addition, Parent shall, and shall cause the Purchaser to, provide the Company and its counsel in writing with any comments that Parent, Purchaser or their counsel may receive from the SEC or its staff with respect to the Offer Documents promptly after receipt of such comments and with a reasonable opportunity to participate in the preparation of any responses thereto by Parent, Purchaser or their counsel, including copies of any written responses and telephonic notification of any verbal responses.

        (d) Parent shall provide or cause to be provided to Purchaser all of the funds necessary to purchase any Shares that Purchaser becomes obligated to purchase pursuant to the Offer.

Section 1.2  Company Actions.
             ---------------

        (a) The Company hereby approves of and consents to the Offer and represents and warrants that (i) its Board of Directors, at a meeting duly called and held, has (A) unanimously approved this Agreement (including all terms and conditions set forth herein) and the transactions contemplated hereby, including the Offer and the Merger (as defined in Section 1.4) (collectively, the "Transactions"), (B) determined that the Merger is advisable and that the terms of the Offer and the Merger are fair to, and in the best interests of, the Company's stockholders and (C) recommended that the Company's stockholders accept the Offer, tender their Shares thereunder to the Purchaser and approve and adopt this Agreement and the Merger; provided, that such recommendation may be
                               --------
withdrawn, modified or amended in accordance with Section 5.2(b); and (ii) Goldman, Sachs & Co. (the "Financial Advisor") has delivered to the Company's Board of Directors its opinion (in writing or to be confirmed in writing) to the effect that as of the date hereof, the $55.00 per Share in cash to be received by the holders of the Shares pursuant to the Offer and the Merger is fair to such holders from a financial point of view. The Company hereby consents to the inclusion in the Offer Documents of the recommendation of its Board of Directors described in clause (i) above, subject to the right set forth in Section 5.2 to withdraw, modify or amend such recommendation.

        (b) Concurrently with the commencement of the Offer or as promptly thereafter as practicable, the Company shall file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9, including an information statement pursuant to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder (together with all amendments and supplements thereto and including the exhibits thereto, the "Schedule 14D-9"), which shall contain the recommendation referred to in Section 1.2(a) hereof, unless such recommendation has been withdrawn, modified or amended in accordance with
Section 5.2(b). The Schedule 14D-9 shall comply in all material respects with the provisions of applicable federal securities laws and, on the date filed with the SEC and on the date first published, sent or given to the Company's stockholders, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by the Company with respect to information supplied by Parent or the Purchaser for inclusion in the Schedule 14D-9. The Company further shall take all steps necessary to cause the Schedule 14D-9 to be filed with the SEC and to be disseminated to holders of Shares, in each case as and to the extent required by applicable federal securities laws, and shall mail such Schedule 14D-9 to the stockholders of the Company promptly after commencement of the Offer, together with the initial mailing of the Offer to Purchase. Each of the Company, on the one hand, and Parent and Purchaser, on the other hand, shall promptly correct any information provided by it for use in the Schedule 14D-9 if and to the extent that it shall have become false and misleading in any material respect and the Company further shall take all steps necessary to cause the Schedule 14D-9 as so corrected to be filed with the SEC and to be disseminated to holders of the Shares, in each case as and to the extent required by applicable federal securities laws. Parent, the Purchaser and their counsel shall be given a reasonable opportunity to review and comment upon the Schedule 14D-9 (and shall provide any comments thereon as soon as practicable) prior to the filing thereof with the SEC. In addition, the Company shall provide Parent, the Purchaser and their counsel in writing with any comments the Company or its counsel may receive from the SEC or its staff with respect to the Schedule 14D-9 promptly after receipt of such comments and with a reasonable opportunity to participate in the preparation of any responses thereto by the Company or its counsel, including copies of any written responses and telephonic notification of any verbal responses.

        (c) In connection with the Offer, the Company shall as promptly as reasonably practicable (but in any event within such time as allows Parent and Purchaser to timely fulfill their obligations under Section 1.1) furnish or cause to be furnished to the Purchaser mailing labels, security position listings and any available listing or computer file containing the names and addresses of the record holders of the Shares as of a recent date, and shall promptly furnish Parent with such additional information, including updated lists of stockholders, mailing labels and security position listings, and such other information and assistance as the Purchaser or its agents may reasonably request in communicating the Offer to the stockholders of the Company. Except for such steps as are necessary to disseminate the Offer Documents and subject to the requirements of applicable law, Parent shall, and shall cause the Purchaser and each of their affiliates, associates, employees, agents and advisors to, hold in confidence the information contained in any of such labels and lists and the additional information referred to in the preceding sentence, shall use such information only for the purposes of communicating and consummating the Offer and disseminating any other documents necessary to consummate the Merger, and, if this Agreement is terminated, shall promptly deliver or cause to be delivered to the Company (or destroy or cause to be destroyed, and certify the destruction of) all copies of such information then in its possession or control or control of its agents or representatives.

        Section 1.3 Directors. Promptly upon the purchase by Purchaser of Shares
                    ---------
pursuant to the Offer, and from time to time thereafter as Shares are acquired by Purchaser, Parent or their affiliates, Purchaser shall be entitled to designate such number of directors, rounded up to the next whole number, on the Board of Directors of the Company as will give Purchaser, subject to compliance with Section 14(f) of the Exchange Act, representation on the Board of Directors of the Company equal to that number of directors which equals the product of the total number of directors on the Board of Directors of the Company (giving effect to the directors appointed or elected pursuant to this sentence and including current directors serving as officers of the Company) multiplied by the percentage that the aggregate number of Shares beneficially owned by Parent, Purchaser or any of their affiliates (including for purposes of this Section 1.3 such Shares as are accepted for payment pursuant to the Offer, but excluding Shares held by the Company or any of its subsidiaries) bears to the total number of shares of Company Common Stock then issued and outstanding. If, and at such times as, requested by Purchaser, the Company will use its best efforts to cause each committee of the Board of Directors of the Company and the Board of Directors of each subsidiary of the Company to include persons designated by Purchaser constituting the same percentage of each such committee and the Board of Directors of each subsidiary of the Company as Purchaser's designees are of the Board of Directors of the Company. The Company shall, upon request by Purchaser, promptly increase the size of the Board of Directors of the Company as is necessary to enable Purchaser's designees to be elected to the Board of Directors of the Company in accordance with the terms of this Section 1.3 and shall cause Purchaser's designees to be so elected; provided, however, that, if
                                                    --------  -------
Purchaser's designees are appointed or elected to the Board of Directors of the Company, until the Effective Time (as hereinafter defined) the Board of Directors of the Company shall have at least two (2) directors who are directors on the date hereof and who are neither officers of the Company nor designees, stockholders, affiliates or associates (within the meaning of the federal securities laws) of Parent (one or more of such directors, the "Independent Directors"); provided further, that if less than two (2) Independent Directors remain, the remaining Independent Director (if any) or if no Independent Directors remain, the other directors, shall designate persons to fill the vacancies who shall not be either officers of the Company or designees, shareholders, affiliates or associates of Parent, and such persons shall be deemed to be Independent Directors for purposes of this Agreement. Subject to applicable law, the Company shall promptly take all action necessary pursuant to
Section 14(f) of the Exchange Act and Rule

14f-1 promulgated thereunder in order to fulfill its obligations under this
Section 1.3 and shall include in the Schedule 14D-9 mailed to stockholders promptly after the commencement of the Offer (or an amendment thereof or an information statement pursuant to Rule 14f- 1 if Purchaser has not theretofore designated directors) such information with respect to the Company and its officers and directors as is required under Section 14(f) and Rule 14f-1 in order to fulfill its obligations under this Section 1.3. Parent and Purchaser will supply the Company and be solely responsible for any information with respect to itself and its nominees, officers, directors and affiliates required by Section 14(f) and Rule 14f-1. Notwithstanding anything in this Agreement to the contrary, during the period after the election of directors designated by Purchaser pursuant to this Section 1.3 but prior to the Effective Time, the Board of Directors of the Company shall delegate to a committee of the Board of Directors of the Company comprised solely of the Independent Directors (the "Committee") the sole responsibility for (i) the amendment or termination of this Agreement (in either case in accordance with this Agreement) on behalf of the Company, but excluding a termination pursuant to Section 7.1(c)(ii) hereof, which is not delegated, (ii) the waiver of any of the Company's rights or remedies hereunder, (iii) the extension of the time for performance of Parent's or Purchaser's obligations hereunder, or (iv) the assertion or enforcement of the Company's rights under this Agreement to object to (A) a failure to consummate the Merger for a failure of the condition set forth in Section 6.2 to be satisfied or (B) a termination of this Agreement under Section 7.1(d)(iii).

        Section 1.4 The Merger. Subject to the terms and conditions of this
                    ----------
Agreement and the provisions of the Delaware General Corporation Law (the "DGCL"), at the Effective Time (as defined in Section 1.5 hereof), the Company and Purchaser shall consummate a merger (the "Merger") pursuant to which (a) Purchaser shall be merged with and into the Company and the separate corporate existence of Purchaser shall thereupon cease, (b) the Company shall be the successor or surviving corporation in the Merger (the "Surviving Corporation") under the name "XTRA Corporation" and shall continue to be governed by the laws of the State of Delaware, and (c) the separate corporate existence of the Company with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger. After the Effective Time, (x) the certificate of incorporation of the Company shall be amended as desired by Parent and as so amended shall become the certificate of incorporation of the Surviving Corporation, until thereafter amended as provided by law and such certificate of incorporation, and (y) the bylaws of the Purchaser, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation until thereafter amended as provided by law, the certificate of incorporation and such bylaws. The Merger shall have the effects set forth in the DGCL.

        Section 1.5 Effective Time. Parent, Purchaser, and the Company shall
                    --------------
cause an appropriate Certificate of Merger or Certificate of Ownership and Merger, as applicable (in either case, the "Certificate of Merger") to be executed and filed on the date of the Closing (as defined in Section 1.6) (or on such other date as Parent and the Company may agree) with the Secretary of State of the State of Delaware (the "Secretary of State") as provided in the DGCL. The Merger shall become effective on the date on which the Certificate of Merger has been duly filed with the Secretary of State or such later time as is agreed upon by the parties and specified in the Certificate of Merger, and such time is hereinafter referred to as the "Effective Time."

        Section 1.6 Closing. The closing of the Merger (the "Closing") shall
                    -------
take place at 10:00 a.m., on a date to be specified by the parties, which shall be as soon as practicable, but in no event later than the fourth business day, after satisfaction or waiver of all of the conditions set forth in Article VI hereof (the "Closing Date"), at the offices of Munger, Tolles & Olson LLP, 355 South Grand Avenue, Los Angeles, California 90071, unless another date or place is agreed to in writing by the parties hereto.

        Section 1.7 Directors and Officers of the Surviving Corporation. The
                    ---------------------------------------------------
directors of the Purchaser and the officers of the Company immediately prior to the Effective Time shall, from and after the Effective Time, be the directors and officers, respectively, of the Surviving Corporation until their successors shall have been duly elected or appointed or qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's certificate of incorporation and bylaws.

        Section 1.8 Stockholders' Meeting.
                    ---------------------

              (a) If required by applicable law in order to consummate the Merger, the Company, acting through its Board of Directors, shall, in accordance with applicable law:

                  (i) duly call, give notice of, convene and hold a special meeting of its stockholders for the purpose of considering and taking action upon this Agreement (the "Special Meeting") as soon as practicable following the acceptance for payment and purchase of Shares by the Purchaser pursuant to the Offer and, if later, the expiration of any subsequent offering period under
Section 1.1(b) hereof;

                  (ii) prepare and file with the SEC a preliminary proxy or information statement relating to the Merger and this Agreement and use its reasonable efforts (A) to obtain and furnish the information required to be included by the federal securities laws (and the rules and regulations thereunder) in the Proxy Statement (as hereinafter defined) and, after consultation with Parent, to respond promptly to any comments made by the SEC with respect to the preliminary proxy or information statement and cause a definitive proxy or information statement (the "Proxy Statement") to be mailed to its stockholders and (B) to obtain the necessary approvals of the Merger and this Agreement by its stockholders; and

                  (iii) include in the Proxy Statement the recommendation of the Board that stockholders of the Company vote in favor of the approval of the Merger and the adoption of this Agreement, unless such recommendation has been withdrawn, or as such recommendation has been modified or amended, in each case in accordance with the provisions of this Agreement.

              (b) Parent shall provide the Company with the information concerning Parent and Purchaser required to be included in the Proxy Statement. Parent shall vote, or cause to be voted, all of the Shares then owned by it, the Purchaser or any of its other subsidiaries and affiliates in favor of the approval of the Merger and the adoption of this Agreement.

        Section 1.9 Merger Without Meeting of Stockholders. In the event that
                    --------------------------------------
Parent, the Purchaser or any other subsidiary of Parent, shall acquire at least ninety percent (90%) of the then-outstanding shares of Company Common Stock, pursuant to the Offer or otherwise, each of the parties hereto shall take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after such acquisition, without a meeting of stockholders of the Company, in accordance with Section 253 (in lieu of Section 251) of the DGCL.

                                   ARTICLE II

                            CONVERSION OF SECURITIES

        Section 2.1 Conversion of Capital Stock. As of the Effective Time, by
                    ---------------------------
virtue of the Merger and without any action on the part of the holders of any shares of Company Common Stock or of the common stock, par value $.0l per share, of the Purchaser (the "Purchaser Common Stock"):

              (a) Purchaser Common Stock. Each issued and outstanding share of
                  ----------------------
the Purchaser Common Stock shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $.0l per share, of the Surviving Corporation.

              (b) Cancellation of Treasury Stock and Parent-Owned Stock. All
                  -----------------------------------------------------
shares of Company Common Stock that are owned by the Company as treasury stock, all shares of Company Common Stock owned by any subsidiary of the Company and any shares of Company Common Stock owned by Parent, the Purchaser or any other wholly owned subsidiary of Parent shall be canceled and retired and shall cease to exist and no consideration shall be delivered in exchange therefor.

              (c) Conversion of Shares. Each issued and outstanding share of
                  --------------------
Company Common Stock, other than Shares to be canceled in accordance with
Section 2.1(b) hereof and any Dissenting Shares (as defined in Section 2.3 hereof), shall be converted into the right to receive the Offer Price in cash, without interest (the "Merger Consideration"), payable to the holder thereof upon surrender of the certificate formerly representing such share of Company Common Stock in the manner provided in Section 2.2 hereof. All such shares of Company Common Stock, when so converted, shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such Shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration therefor upon the surrender of such certificate in accordance with
Section 2.2 hereof, without interest.

        Section 2.2 Exchange of Certificates.
                    ------------------------

              (a) Paying Agent. Parent shall designate a bank or trust company
                  ------------
in the United States reasonably acceptable to the Company (the "Paying Agent") to make the payments of the funds to which holders of shares of Company Common Stock shall become entitled pursuant to Section 2.1(c) hereof. When and as needed, Parent shall make available to the Paying Agent such funds for timely payment hereunder. Such funds shall be invested by the Paying Agent as directed by Parent. Any net profit resulting from, or interest or income produced by, such investments will be payable to Parent.

              (b) Exchange Procedures. Promptly after the Effective Time but in
                  -------------------
no event more than ten (10) days thereafter, Parent shall cause the Paying Agent to mail to each holder of record of a certificate or certificates, which immediately prior to the Effective Time represented outstanding shares of Company Common Stock (the "Certificates"), whose shares were converted pursuant to Section 2.1(c) into the right to receive the Merger Consideration, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent and shall be in such form and have such other provisions as Parent and the Surviving Corporation may reasonably specify) and
(ii) instructions for use in effecting the surrender of the Certificates in exchange for payment of the Merger Consideration. Upon surrender of a Certificate for cancellation to the Paying Agent, together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration (subject to subsection (e) below) for each share of Company Common Stock formerly represented by such Certificate and the Certificate so surrendered shall forthwith be canceled. If payment of the Merger Consideration is to be made to a person other than the person in whose name the surrendered Certificate is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the person requesting such payment shall have paid any transfer and other taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder of the Certificate surrendered or shall have established to the satisfaction of the Surviving Corporation that such tax either has been paid or is not applicable. Until surrendered as contemplated by this Section 2.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration in cash as contemplated by this Section 2.2.

              (c) Transfer Books; No Further Ownership Rights in Company Common
                  -------------------------------------------------------------
Stock. At the Effective Time, the stock transfer books of the Company shall be
-----
closed and thereafter there shall be no further registration of transfers of shares of Company Common Stock on the records of the Company. From and after the Effective Time, the holders of Certificates evidencing ownership of shares of Company Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares, except as otherwise provided for herein or by applicable law. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article II.

              (d) Return of Funds; No Liability. At any time following 180
                  -----------------------------
calendar days after the Effective Time, Parent or the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any funds (including any interest received with respect thereto) which had been made available to the Paying Agent and which have not been disbursed to holders of Certificates, and thereafter such holders shall be entitled to look only to Parent or the Surviving Corporation (subject to abandoned property, escheat or other similar laws) as general creditors thereof with respect to the payment of any Merger Consideration that may be payable upon surrender of any Certificates such stockholder holds, as determined pursuant to this Agreement, without any interest thereon. Notwithstanding the foregoing, none of Parent, the Surviving Corporation nor the Paying Agent shall be liable to any holder of a Certificate for Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

              (e) Withholding Taxes. If so specified in the Offer Documents,
                  -----------------
Parent, the Purchaser, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable to a holder of Shares pursuant to the Offer or Merger such amounts as Parent, the Purchaser, the Surviving Corporation or the Paying Agent is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the "Code") or any provision of state, local or foreign tax law. To the extent amounts are so withheld by Parent, the Purchaser, the Surviving Corporation or the Paying Agent, the withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares in respect of which the deduction and withholding was made.

              (f) Payment Responsibility. The Surviving Corporation shall pay
                  ----------------------
all charges and expenses, including those of the Paying Agent, in connection with the exchange of cash for the Company Common Stock.

        Section 2.3 Dissenting Shares. Notwithstanding any provision of this
                    -----------------
Agreement to the contrary, if and to the extent required by the DGCL, shares of Company Common Stock which are issued and outstanding immediately prior to the Effective Time and which are held by holders of such shares of Company Common Stock who have properly exercised appraisal rights with respect thereto (the "Dissenting Common Stock") in accordance with Section 262 of the DGCL, shall not be exchangeable for the right to receive the Merger Consideration, and holders of such shares of Dissenting Common Stock shall be entitled to receive payment of the appraised value of such shares of Dissenting Common Stock in accordance with the provisions of Section 262 of the DGCL unless and until such holders fail to perfect or effectively withdraw or otherwise lose their rights to appraisal and payment under the DGCL. If, after the Effective Time, any such holder fails to perfect or effectively withdraws or loses such right, such shares of Dissenting Common Stock shall thereupon be treated as if they had been converted into and to have become exchangeable for, at the Effective Time, the right to receive the Merger Consideration, without any interest thereon. Notwithstanding anything to the contrary contained in this Section 2.3, if this Agreement is terminated prior to the Effective Time, then the right of any stockholder to be paid the fair value of such stockholder's Dissenting Common Stock pursuant to Section 262 of the DGCL shall cease. The Company shall give Parent (i) prompt notice of any demands received by the Company for appraisals of shares of Dissenting Common Stock, withdrawals of such demands and any other instruments served pursuant to the DGCL received by the Company, and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the DGCL. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any demands for appraisals or offer to settle or settle any such demands.

        Section 2.4 Company Option Plans. Prior to the Closing Date, the Board
                    --------------------
of Directors of Parent and the Board of Directors of the Company (or, if appropriate, any committee administering the Option Plans (as defined below)) shall adopt such resolutions or take such other actions as may be required to effect the following:

              (a) Adjust the terms of all outstanding stock options to purchase shares of Company Common Stock ("Company Stock Options") granted under the Company's 1987 Stock Incentive Plan, 1997 Stock Incentive Plan, 1991 Stock Option Plan for Non-Employee

Directors, 1998 General Stock Incentive Plan and Deferred Director Fee Option Plan, each as amended prior to the date hereof (the "Option Plans"), to provide that each Company Stock Option (whether vested or unvested) with an exercise price of less than the Offer Price shall be canceled at the Effective Time in exchange for a payment from the Surviving Corporation (subject to any applicable withholding taxes) equal to the product of (A) the total number of shares (without regard to vesting) of Company Common Stock subject to such Company Stock Option and (B) the excess of the Offer Price over the exercise price per share of Company Common Stock subject to such Company Stock Option, payable in cash immediately following the Effective Time.

              (b) Except as provided in subsection (a) above, the Company Stock Options, the Option Plans and any other plan, program or arrangement providing for the issuance or grant of any interest in respect of the capital stock of the Company or any subsidiary shall terminate as of the Effective Time, and the Company shall ensure that following the Effective Time no holder of a Company Stock Option nor any participant in any such plan, program or arrangement shall have any right thereunder to acquire capital securities of the Surviving Corporation or of Parent.

                                  ARTICLE III

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

        The Company represents and warrants to Parent and Purchaser as follows:

        Section 3.1 Corporate Organization. Each of the Company and its
                    ----------------------
subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has the requisite corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted. Each of the Company and its subsidiaries is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not reasonably be expected to have, when aggregated with all other such failures, a Material Adverse Effect (as defined below) on the Company ("Company Material Adverse Effect"). As used in this Agreement, the term "Material Adverse Effect" means, with respect to a party, a material adverse effect on the business, operations, properties, liabilities or condition (financial or otherwise) of such party and its subsidiaries taken as a whole or a material adverse effect on the party's ability to consummate the transactions contemplated hereby (except to the extent caused directly or indirectly by any action or inaction of Parent or Purchaser in the case of a Company Material Adverse Effect, or of the Company or its subsidiaries in the case of a Parent Material Adverse Effect, in breach of this Agreement); provided, however, that a
                                                       --------  -------
"Material Adverse Effect" when determined with respect to the Company shall not include any change or effect resulting from or attributable to (i) the announcement or pendency of this Agreement or the transactions contemplated hereby, (ii) any decrease in the market price of the Shares (but not any change or effect underlying such decrease to the extent that it would otherwise constitute a Material Adverse Effect), (iii) changes, effects, conditions, events or circumstances that generally affect the industries in which the Company or its subsidiaries operate (including legal and regulatory changes), or
(iv) general economic
conditions or changes, effects, conditions or circumstances affecting the securities markets generally. As used in this Agreement, the word "subsidiary" when used with respect to any party means any corporation, partnership or other organization, whether incorporated or unincorporated, of which at least a majority of the securities or other interests having by their terms voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly beneficially owned or controlled by such party or by any one or more of its subsidiaries, or by such party and one or more of its subsidiaries. The copies of the Certificate of Incorporation and Bylaws of the Company (the "Company Charter" and "Company Bylaws"), as most recently filed with the Company's SEC Documents (as hereinafter defined), are true, complete and correct copies of such documents as in effect as of the date of this Agreement.

        Section 3.2 Capitalization.
                    --------------

              (a) The authorized capital stock of the Company consists of 30,000,000 shares of Company Common Stock, par value $0.50 per share, and 3,000,000 shares of Preferred Stock, no par value per share (the "Preferred Stock"). At the date hereof, there were (i) 10,506,639 shares of Company Common Stock issued and outstanding, (ii) 1,075,748 shares of Company Common Stock issuable upon the exercise of outstanding Company Stock Options (whether or not presently exercisable) pursuant to the Option Plans, and (iii) no shares of Preferred Stock issued or outstanding. All of the issued and outstanding shares of Company Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. Except as set forth above or in Section 3.2(a) of the Company's disclosure schedule delivered to Parent concurrently herewith (the "Company Disclosure Schedule"), as of the date hereof, there are not and, as of the Expiration Date and as of the Effective Time there will not be, any shares of capital stock issued and outstanding or any subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any securities of the Company, including any securities representing the right to purchase or otherwise receive any Company Common Stock or Preferred Stock.

              (b) The Company directly owns all of the issued and outstanding shares of capital stock of XTRA, Inc., free and clear of any liens, charges, encumbrances, adverse rights or claims and security interests whatsoever ("Liens"), and all of such shares are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. The Company owns, directly or indirectly, all of the issued and outstanding shares of capital stock of each of its other subsidiaries, free and clear of any Liens that would reasonably be expected to have a Company Material Adverse Effect, and all of such shares are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. None of the Company's subsidiaries has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any security of such subsidiary, including any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such subsidiary.

              (c) Disclosed in Section 3.2(c) of the Company Disclosure Schedule is a true and complete list of all outstanding Company Stock Options, the exercise price therefor, and the holder thereof.

        Section 3.3 Authority.
                    ---------

              (a) The Company has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby, subject to obtaining the approval of holders of a majority of the shares of Company Common Stock prior to the consummation of the Merger in accordance with Section 251 of the DGCL, if so required. The execution, delivery and performance by the Company of this Agreement, and the consummation by it of the transactions contemplated hereby, have been duly authorized by its Board of Directors and, except for obtaining the approval of its stockholders as contemplated by Section 1.8 hereof and as required by the DGCL, no other corporate action on the part of the Company is necessary to authorize the execution and delivery by the Company of this Agreement and the consummation by it of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and, assuming due and valid authorization, execution and delivery hereof by the other parties thereto, constitutes a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, moratorium, fraudulent transfer or other similar laws affecting or relating to the enforcement of creditors' rights generally and (ii) is subject to general principles of equity.

              (b) The Board of Directors of the Company has approved and taken all corporate action required to be taken by the Board of Directors for the consummation of the transactions contemplated by this Agreement by the Company.

        Section 3.4 Consents and Approvals; No Violations.
                    -------------------------------------

              (a) Except for (i) the consents and approvals set forth in Section 3.4(a) of the Company Disclosure Schedule, (ii) the filing with the SEC of the Offer Documents and, if necessary, of the Proxy Statement, (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL, (iv) if necessary, the adoption of this Agreement by the requisite vote of the stockholders of the Company and (v) filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, (A) the Exchange Act, (B) the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (C) the Competition Act (Canada), R.S. 1985, c.C-34, as amended (the "Canadian Competition Act") and (D) the Federal Law of Economic Competition (Mexico), as amended (the "Mexican Competition Act"), no consents or approvals of, or filings, declarations or registrations with, any federal, state or local court, administrative or regulatory agency or commission or other governmental authority or instrumentality, domestic or foreign (each a "Governmental Entity"), are necessary for the consummation by the Company of the transactions contemplated hereby, other than such other consents, approvals, filings, declarations or registrations that, if not obtained, made or given, would not reasonably be expected to have, in the aggregate, a Company Material Adverse Effect.

              (b) Except as set forth in Section 3.4(b) of the Company Disclosure Schedule, neither the execution and delivery of this Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby, nor compliance by the Company with any of the terms or provisions hereof, will (i) conflict with or violate any provision of the Company Charter or Company Bylaws or any of the similar organizational documents of any of its subsidiaries or (ii) assuming that the authorizations, consents and approvals referred to in Section 3.4(a) and the authorization hereof by the Company's stockholders are duly obtained in accordance with the DGCL, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to the Company or any of its subsidiaries or any of their respective properties or assets, or (y) violate, conflict with, result in the loss of any material benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of the Company or any of its subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which the Company or any of its subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected, except, in the case of clause (ii) above, for such violations, conflicts, breaches, defaults, losses, terminations of rights thereof, accelerations or Lien creations which, in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

        Section 3.5 SEC Documents; Undisclosed Liabilities. The Company has
                    --------------------------------------
filed all required reports, schedules, forms and registration statements with the SEC since January 1, 1999 (collectively, and in each case including all exhibits and schedules thereto and documents incorporated by reference therein, the "SEC Documents"). As of their respective dates, the SEC Documents complied in all material respects with the requirements of the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such SEC Documents, and none of the SEC Documents (including any and all financial statements included therein) as of such dates contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements of the Company included in the SEC Documents (the "SEC Financial Statements") comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles ("GAAP") (except, in the case of unaudited consolidated quarterly statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of the Company and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited quarterly statements, to normal year-end audit adjustments). Since September 30, 2000, neither the Company nor any of its subsidiaries, has incurred any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required, if known, to be reflected or reserved against on a consolidated balance sheet of the Company prepared in accordance with GAAP except (i) as and to the extent set forth on the audited balance sheet of the Company and its subsidiaries as of September 30, 2000 (including the notes thereto), (ii) as incurred in connection with the transactions contemplated by this Agreement,
(iii) as incurred after September 30, 2000 in the ordinary course of business and consistent with past practice, (iv) as described in the SEC Documents filed since September 30, 2000 (the "Recent SEC Documents"), or (v) as would not, individually or in the aggregate, have a Company Material Adverse Effect.

        Section 3.6 Broker's Fees. Except for the Financial Advisor's fee set
                    -------------
forth in Section 3.6 of the Company Disclosure Schedule, neither the Company nor any subsidiary of the Company nor any of their respective officers or directors on behalf of the Company or such subsidiaries has employed any financial advisor, broker or finder or incurred any liability for any financial advisory fee, broker's fees, commissions or finder's fees in connection with any of the transactions contemplated hereby.

        Section 3.7 Absence of Certain Changes or Events. Except as set forth in
                    ------------------------------------
the Recent SEC Documents filed prior to the date hereof or as set forth in
Section 3.7 of the Company Disclosure Schedule, since September 30, 2000, the Company and its subsidiaries have conducted their businesses in all material respects in the ordinary course and in a manner consistent with past practice except for such deviations as would not reasonably be expected to have a Company Material Adverse Effect, and, since such date, there has not been any event that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect. Except as set forth in Section 3.7 of the Company Disclosure Schedule, since September 30, 2000, neither the Company nor any of its subsidiaries has taken, or failed to take, any action that would have constituted a breach of Section 5.1 hereof had the covenants therein applied since that date.

        Section 3.8 Legal Proceedings.
                    -----------------

              (a) Except as set forth in Section 3.8 of the Company Disclosure Schedule, there is no action, suit or proceeding, claim, arbitration or investigation pending or, to the Company's knowledge, threatened against the Company or any of its subsidiaries, and neither the Company nor any or its subsidiaries is a party to any action, suit or proceeding, arbitration or investigation, which, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect.

              (b) Except as set forth in Section 3.8 of the Company Disclosure Schedule, there is no injunction, order, judgment, decree or regulatory restriction imposed upon the Company, any of its subsidiaries or the assets of the Company or any of its subsidiaries which, when aggregated with all other such injunctions, orders, judgments, decrees and restrictions, would reasonably be expected to have a Company Material Adverse Effect.

        Section 3.9 Compliance with Applicable Law. Except as disclosed in
                    ------------------------------
Section 3.9 of the Company Disclosure Schedule or in the Recent SEC Documents, the Company and each of its subsidiaries hold all material licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses as presently conducted and are in compliance with the terms thereof, except where the failure to hold such license, franchise, permit or authorization or such noncompliance would not, when aggregated with all other such failures or noncompliance, reasonably be expected to have a Company Material Adverse Effect, and neither the Company nor any of its subsidiaries knows of, or has received notice of, any material violations of any applicable law, statute, order, rule, regulation, policy and/or guideline of any Governmental Entity relating to the Company or any of its subsidiaries, which, in the aggregate, would reasonably be expected to have a Company Material Adverse Effect.

        Section 3.10 Company Information. The information relating to the
                     -------------------
Company and its subsidiaries to be provided by the Company for inclusion in the Proxy Statement, if any, or the Offer Documents, or in any other document filed with any other Governmental Entity in connection herewith at the respective times filed with the SEC or such other Governmental Entity and first published, sent or given to stockholders of the Company and, in addition, in the case of the Proxy Statement, at the date it or any amendment or supplement is mailed to holders of the shares of Company Common Stock, at the time of the Special Meeting and at the Effective Time, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The Schedule 14D-9 (except that no representation is made by the Company to such portions thereof that relate only to Parent, Purchaser or any of their subsidiaries or to statements made therein based on information supplied by Parent or the Purchaser for inclusion therein) will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

        Section 3.11 Employee Matters.
                     ----------------

        (a) The Company has delivered or made available to Parent full and complete copies or descriptions of each material employment, severance, bonus, change-in-control, profit sharing, compensation, termination, stock option, stock appreciation right, restricted stock, phantom stock, performance unit, pension, retirement, deferred compensation, welfare or other employee benefit agreement, trust fund or other employee benefit arrangement and any union, guild or collective bargaining agreement maintained or contributed to or required to be contributed to by the Company or any of its ERISA Affiliates (as defined below), for the benefit or welfare of any director, officer, employee or former employee of the Company or any of its ERISA Affiliates (such plans and arrangements being collectively the "Company Benefit Plans"). Each of the Company Benefit Plans is in material compliance with all applicable laws including the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and the Code except where such noncompliance would not reasonably be expected to have a Company Material Adverse Effect. The Internal Revenue Service has determined that each Company Benefit Plan that is intended to be a qualified plan under Section 401(a) of the Code is so qualified and the Company is aware of no event occurring after the date of such determination that would adversely affect such determination. The liabilities accrued under each such plan are reflected on the latest balance sheet of the Company included in the Recent SEC Reports in accordance with GAAP applied on a consistent basis. Except as set forth in Section 3.11(a) of the Company Disclosure Schedule, no condition exists that is reasonably likely to subject the Company or any of its subsidiaries to any direct or indirect liability under Title IV of ERISA or to a civil penalty under Section 502(j) of ERISA or liability under Section 4069 of ERISA or 4975, 4976, or 4980B of the Code or the loss of a federal tax deduction under Section 280G of the Code or other liability with respect to the Company Benefit Plans that would have a Company Material Adverse Effect and that is not reflected on such balance sheet. There are no pending or to the Company's knowledge, threatened, claims (other than routine claims for benefits or immaterial claims) by, on behalf of or against any of the Company Benefit Plans or any trusts related thereto except where such claims would not reasonably be expected to have a Company Material Adverse Effect. "ERISA Affiliate" means, with respect to any person, any trade or business, whether or not incorporated, that together with such person would be deemed a "single employer" within the meaning of
Section 4001(a)(15) of the ERISA.

        (b) Neither the Company nor any of its subsidiaries is a party to, or bound by, any collective bargaining agreement or other contract or understanding with a labor union or labor organization. Except for such matters that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, as of the date of this Agreement there is no (i) unfair labor practice, labor dispute or labor arbitration proceeding pending, (ii) to the knowledge of the Company, any activity or proceeding by a labor union or representative thereof to organize any employees of the Company or any of its subsidiaries or (iii) lockout, strike, slowdown, work stoppage or, to the knowledge of the Company, threat thereof by or with respect to such employees.

        Section 3.12 Environmental Matters. Except as set forth in Section 3.12
                     ---------------------
of the Company Disclosure Schedule, there are no legal, administrative, arbitral or other proceedings, claims, actions, causes of action, required environmental remediation activities or, to the knowledge of the Company, governmental investigations of any nature seeking to impose, or that reasonably could be expected to result in the imposition, on the Company or any of its subsidiaries of any liability or obligations arising under common law standards relating to environmental protection, human health or safety, or under any local, state, federal, national or supernational environmental statute, regulation or ordinance, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (collectively, "Environmental Laws"), pending or, to the knowledge of the Company, threatened, against the Company or any of its subsidiaries, which liability or obligation would reasonably be expected to have a Company Material Adverse Effect. To the knowledge of the Company, during or prior to the period of (i) its or any of its subsidiaries' ownership or operation of any of their respective current properties, (ii) its or any of its subsidiaries' participation in the management of any property, or (iii) its or any of its subsidiaries' holding of a security interest or other interest in any property, there was no release or threatened release of hazardous, toxic, radioactive or dangerous materials or other materials regulated under Environmental Laws in, on, under or affecting any such property which would reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any of its subsidiaries is subject to any agreement, order, judgment, decree, letter or memorandum by or with any court, governmental authority, regulatory agency or third party imposing any material liability or obligations pursuant to or under any Environmental Law that would reasonably be expected to have a Company Material Adverse Effect.

        Section 3.13 Takeover Statutes. The Company has taken all actions
                     -----------------
necessary such that no restrictive provision of any "fair price," "moratorium," "control share acquisition," "interested shareholder" or other similar anti-takeover statute or regulation (including, without limitation, Section 203 of the DGCL) (each a "Takeover Statute") or restrictive provision of any applicable anti- takeover provision in the governing documents of the Company is, or at the Expiration Date or the Effective Time will be, applicable to the Company, Parent, the Purchaser, the shares of Company Common Stock, the Offer, the Merger or any other transaction contemplated by this Agreement.

        Section 3.14 Properties. Except as disclosed in the Recent SEC Documents
                     ----------
and for any of the following which would not have a Company Material Adverse Effect, each of the Company and its subsidiaries (i) has good and indefeasible title to all the properties and assets reflected on the latest audited balance sheet included in the Recent SEC Documents as being owned by the Company or one of its subsidiaries or acquired after the date thereof which are, individually or in the aggregate, material to the Company's business on a consolidated basis (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business), free and clear of
(A) all Liens except (1) statutory liens securing payments not yet due and (2) such imperfections or irregularities of title or other Liens (other than real property mortgages or deeds of trust) as do not materially affect the use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties, and (B) all real property mortgages and deeds of trust except such secured indebtedness as is properly reflected in the latest audited balance sheet included in the Recent SEC Documents, and (ii) is the lessee of all leasehold estates reflected in the latest audited financial statements included in the Recent SEC Documents or acquired after the date thereof which are material to its business on a consolidated basis and is in possession of the properties purported to be leased thereunder, and each such lease is valid without material default thereunder by the lessee or, to the knowledge of the Company, the lessor.

        Section 3.15 Tax Returns and Tax Payments. The Company and its subsidiaries have timely filed (or, as to subsidiaries, the Company has filed on behalf of such subsidiaries) all material Tax Returns (as defined below) required to be filed by it. The Company and its subsidiaries have paid (or, as to subsidiaries, the Company has paid on behalf of such subsidiaries) all Taxes (as defined below) shown to be due on such Tax Returns or has provided (or, as to subsidiaries, the Company has made provision on behalf of such subsidiaries) reserves in its financial statements for any Taxes that have not been paid, whether or not shown as being due on any Tax Returns, except such Taxes which, if unpaid or unreserved, would not reasonably be expected to result in a Company Material Adverse Effect. Neither the Company nor any of its subsidiaries has granted any request that remains in effect for waivers of the time to assess any Taxes. Except as disclosed in Section 3.15 of the Company's Disclosure Schedule, to the Company's knowledge, no claim for unpaid Taxes has been asserted against the Company or any of its subsidiaries in writing by a Tax authority which, if resolved in a manner unfavorable to the Company or any of its subsidiaries, as the case may be, would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. There are no Liens for Taxes upon the assets of the Company or any subsidiary, except for Liens for Taxes not yet due and payable or for Taxes that are being disputed in good faith by appropriate proceedings and with respect to which adequate reserves have been taken. Except as discussed in Section 3.15 of the Company Disclosure Schedule, to the Company's knowledge, no audit of any material Tax Return of the Company or any of its subsidiaries is being conducted by a Tax authority. None of the Company or any of its subsidiaries has made an election under Section 341(f) of the Code. Except as disclosed in Section 3.15 of the Company Disclosure Schedule, neither the Company nor any of its subsidiaries has any liability for Taxes of any person (other than the Company and its subsidiaries) under Treasury Regulation Section 1.1502-6 (or any comparable provision of state, local or foreign law). As used herein, "Taxes" shall mean all taxes of any kind, including, without limitation, those on or measured by or referred to as income, gross receipts, sales, use, ad valorem, franchise, profits, license, value added, property or windfall profits taxes, customs, duties, assessments or similar taxes of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any governmental authority, domestic or foreign. As used herein, "Tax Return" shall mean any return, report or statement required to be filed with any governmental authority with respect to Taxes. As used herein, "Code" shall mean the Code and the Treasury Regulations promulgated thereunder.

        Section 3.16 Intellectual Property. Except as set forth in Section 3.16
                     ---------------------
of the Company's Disclosure Schedule, the Company or its subsidiaries own, or are licensed or otherwise possess legally enforceable rights to use all patents, trademarks, trade names, service marks, copyrights and any applications therefor, technology, know-how, trade secrets, computer software programs or applications, domain names and tangible or intangible proprietary information or materials that are used in the respective businesses of the Company and its subsidiaries as currently conducted, except for any such failures to own, be licensed or possess that, individually or in the aggregate, has not had and is not reasonably likely in the future to have a Company Material Adverse Effect. All patents, registered trademarks and service marks and registered copyrights held by the Company or its subsidiaries are subsisting and in force except where failure to be subsisting and in force would not likely cause a Company Material Adverse Effect.

        Section 3.17 Identified Agreements. Other than the contracts or
                     ---------------------
agreements of the Company included as exhibits to the Recent SEC Documents, and contracts or agreements between the Company and its subsidiaries or between subsidiaries of the Company, Section 3.17 of the Company Disclosure Schedule lists each of the contracts and agreements to which the Company or any of its subsidiaries is a party as of the date hereof, which are (a) material contracts or agreements between the Company and any of its affiliates or (b) stockholder, voting trust or similar contracts or agreements relating to the voting of Company Common Stock or other equity interests of the Company or any of its subsidiaries.

                                   ARTICLE IV

                        REPRESENTATIONS AND WARRANTIES OF
                              PARENT AND PURCHASER

          Parent and Purchaser jointly and severally represent and warrant to the Company as follows:

        Section 4.1 Corporate Organization. Each of Parent and Purchaser is a
                    ----------------------
corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted.

        Section 4.2 Authority. Each of Parent and Purchaser has all necessary
                    ---------
corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance by Parent and Purchaser of this Agreement, and the consummation of the transactions contemplated hereby, have been duly authorized and approved by their Boards of Directors and by Parent as the sole stockholder of Purchaser and no other corporate action on the part of Parent or Purchaser is necessary to authorize the execution and delivery by Parent and Purchaser of this Agreement and the consummation by them of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Parent and Purchaser, and, assuming due and valid authorization, execution and delivery hereof by the Company, is a valid and binding obligation of each of Parent and Purchaser, enforceable against each of them in accordance with its terms, except that such enforceability may be limited by (a) bankruptcy, insolvency, moratorium or other similar laws affecting or relating to the enforcement of creditors' rights generally or
(b) general principles of equity.

        Section 4.3 Consents and Approvals; No Violation.
                    ------------------------------------

              (a) Except for (i) the filing with the SEC of the Offer Documents,
(ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL, and (iii) filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Securities Act, the Exchange Act, the HSR Act, the Canadian Competition Act, the Mexican Competition Act or any other applicable antitrust or competition law, no consents or approvals of, or filings, declarations or registrations with, any Governmental Entity are necessary for the consummation by Parent and Purchaser of the transactions contemplated hereby, other than such other consents, approvals, filings, declarations or registrations that, if not obtained, made or given, would not reasonably be expected to have, in the aggregate, a Material Adverse Effect on Parent (a "Parent Material Adverse Effect").

              (b) Neither the execution and delivery of this Agreement by Parent or Purchaser, nor the consummation by Parent or Purchaser of the transactions contemplated hereby, nor compliance by Parent or Purchaser with any of the terms or provisions hereof, will (i) conflict with or violate any provision of the Restated Certificate of Incorporation or Bylaws of Parent or the Certificate of Incorporation or Bylaws of Purchaser or (ii) assuming that the authorizations, consents and approvals referred to in Section 4.3(a) are obtained, (A) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Parent or any of its properties or assets, or (B) violate, conflict with, result in the loss of any material benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the properties or assets of Parent or Purchaser under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Parent or Purchaser is a party, or by which they or any of their respective properties or assets may be bound or affected, except, in the case of clause (ii) above, for such violations, conflicts, breaches, defaults, losses, terminations of rights thereof, accelerations or Lien creations which, in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect.

        Section 4.4 Broker's Fees. Neither Parent nor Purchaser nor any of their
                    -------------
respective officers or directors on behalf of Parent or Purchaser has employed any financial advisor, broker or finder in a manner that would result in any liability of the Company for any broker's fees, commissions or finder's fees in connection with any of the transactions contemplated hereby or that would result in any reduction of the consideration payable to the stockholders of the Company.

        Section 4.5 Purchaser's Operation and Capitalization. Purchaser was
                    ----------------------------------------
formed solely for the purpose of engaging in the transactions contemplated hereby and has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated hereby. The authorized capital stock of Purchaser consists of 100 shares of common stock, par value $.01 per share, all of which shares have been validly issued, are fully paid and nonassessable and are owned by Parent free and clear of any liens.

        Section 4.6 Parent or Purchaser Information. The Offer Documents and the
                    -------------------------------
information relating to Parent and its subsidiaries to be provided by Parent to be contained in the Proxy Statement, if any, or in any other document filed with any other Governmental Entity in connection herewith, at the respective time filed with the SEC or such other Governmental Entity and, in addition, in the case of the Proxy Statement, at the date it or any amendment or supplement is mailed to holders of the Shares, at the time of the Special Meeting and at the Effective Time, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The Offer Documents and the Proxy Statement, if any, will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder and the Securities Act and the rules and regulations thereunder, respectively. Notwithstanding the foregoing, no representation is made as to those portions of the Offer Documents or the Proxy Statement that relate only to the Company or any of its subsidiaries and are based on or incorporated by reference from the SEC Documents, or as to statements made therein based on information supplied by the Company for inclusion therein.

        Section 4.7 Financing. Parent and Purchaser collectively have and will
                    ---------
have at the Expiration Date of the Offer and at the Effective Time, and Parent will make available to Purchaser, sufficient funds to enable Purchaser to pay for all outstanding shares of Company Common Stock purchased pursuant to the Offer or converted into cash pursuant to the Merger, to perform Parent's and Purchaser's obligations under this Agreement and to pay all fees and expenses related to the transactions contemplated by this Agreement payable by them.

        Section 4.8 Stock Ownership. As of the date hereof, neither Parent nor
                    ---------------
the Purchaser beneficially owns any Shares.


                                   ARTICLE V

                                    COVENANTS

        Section 5.1 Conduct of Businesses Prior to the Effective Time. Except as
                    -------------------------------------------------
set forth in Section 5.1 of the Company Disclosure Schedule or as expressly contemplated or permitted by this Agreement, or as required by applicable law, rule or regulation, during the period from the date of this Agreement to the earliest to occur of the date of termination of this Agreement, the date when directors designated by Parent or Purchaser have been elected to and constitute a majority of the Board or the Effective Time, unless Parent otherwise agrees in writing, the Company shall, and shall cause its subsidiaries to, in all material respects, (a) conduct the business of the Company and its subsidiaries as a whole in the usual, regular and ordinary course consistent with past practice,
(b) use all reasonable efforts consistent with past practice to maintain and preserve the business organization of the Company and its subsidiaries as a whole and the good will of those having business relationships with them and (c) retain (to the extent the Company's management determines it to be in the Company's best interest) the services of its present officers and key employees. Without limiting the generality of the foregoing, and except as set forth in
Section 5.1 of the Company Disclosure Schedule, as expressly contemplated or permitted by this Agreement, or as required by applicable law, rule or regulation, during the period from the date of this Agreement to the earliest to occur of the date of termination of this Agreement, the date when directors designated by Parent or Purchaser have been elected to and constitute a majority of the Board or the Effective Time, the Company shall not, and shall not permit any of its subsidiaries to, without the prior written consent of Parent in each instance:

              (a) (i) issue, sell, grant, dispose of, pledge or otherwise encumber, or authorize or propose the issuance, sale, disposition or pledge or other encumbrance of (A) any additional shares of its capital stock or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for any shares of its capital stock, or any rights, warrants, option, calls, commitments or any other agreements of any character to purchase or acquire any shares of its capital stock or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for, any shares of capital stock of the Company or any of its subsidiaries, or (B) any other securities in respect of, in lieu of, or in substitution for, any shares of capital stock of the Company or any of its subsidiaries outstanding on the date hereof, other than pursuant to the exercise of Company Stock Options outstanding as of the date hereof; (ii) redeem, purchase or otherwise acquire, or propose to redeem, purchase or otherwise acquire, any of its outstanding shares of capital stock of the Company or any of its subsidiaries; or (iii) split, combine, subdivide or reclassify any shares of its capital stock or declare, set aside for payment or pay any dividend, or make any other actual, constructive or deemed distribution, in respect of any shares of its capital stock or otherwise make any payments to its stockholders in their capacity as such; except, in the cases of clauses (i) and (ii), as required by any Company Benefit Plan or other agreement listed in Section 5.1 of the Company Disclosure Schedule and existing as of the date hereof;

              (b) other than in the ordinary course of business consistent with past practice, incur any indebtedness for borrowed money or guarantee any such indebtedness or make any loans, advances or capital contributions to, or investments in, any other person other than the Company or its subsidiaries, except for amounts not in excess of $1 million in the aggregate;

              (c) sell, transfer, mortgage, encumber or otherwise dispose of any of its properties or assets with a minimum value in excess of $10 million to any individual, corporation or other entity other than a direct or indirect wholly owned subsidiary, or cancel, release or assign any indebtedness in excess of $1 million to any such person or any claims held by any such person, in each case that is material to the Company and its subsidiaries, taken as a whole, except
(i) in the ordinary course of business consistent with past practice, or (ii) pursuant to contracts or agreements in force at the date of this Agreement;

              (d) other than in the ordinary course of business consistent with past practice or in fulfillment of agreements listed in Section 5.1 of the Company Disclosure Schedule and existing as of the date hereof, make any material acquisition or investment in a business either by purchase of stock or securities, merger or consolidation, contributions to capital, property transfers, or purchases of any property or assets of any other individual, corporation or other entity other than a wholly owned subsidiary thereof;

              (e) increase in any manner the compensation of any of its directors, officers or employees or enter into, establish, amend or terminate any Company Benefit Plans, for or in respect of, any stockholder, officer, director, other employee, agent, consultant or affiliate other than (i) as required pursuant to the terms of agreements in effect on the date of this Agreement, and (ii) increases in salaries, wages and benefits of employees who are not directors or executive officers of the Company made in the ordinary course of business and in a manner consistent with past practice;

              (f) amend the Company Charter or the Company Bylaws;

              (g) waive or fail to enforce any provision of any confidentiality or standstill agreement to which it is a party; or

              (h) make any commitment to take any of the actions prohibited by this Section 5.1.

        Section 5.2 No Solicitation.
                    ---------------

              (a) The Company shall immediately cease any discussions or negotiations with any parties that may be ongoing with respect to a Takeover Proposal (as hereinafter defined) and shall seek to have returned to the Company any confidential information that has been provided in any such discussions or negotiations. From the date hereof, the Company shall not, nor shall it permit any of its subsidiaries to, nor shall it authorize or permit any of its officers, directors or employees or any affiliate, investment banker, financial advisor, attorney, accountant or other representative retained by it or any of its subsidiaries to, directly or indirectly, (i) solicit, initiate or knowingly encourage (including by way of furnishing information which has not been previously publicly disseminated), or take any other action designed to facilitate, any inquiries or the making of any proposal which constitutes, or may reasonably be expected to lead to, any Takeover Proposal or (ii) participate in any discussions or negotiations regarding any Takeover Proposal; provided,
                                                                    --------
however, that if, prior to the Expiration Date and following the receipt of a
-------
Superior Proposal (as hereinafter defined) or an inquiry, proposal or offer which is reasonably expected to lead to a Superior Proposal that was unsolicited and made after the date hereof in circumstances not otherwise involving a breach of this Agreement, the Board of Directors of the Company determines in good faith, after considering applicable provisions of state law and after consultation with outside counsel, that a failure to do so would be inconsistent with its fiduciary duties to the Company's shareholders under applicable law, the Company may, in response to such Takeover Proposal and subject to compliance with Section 5.2(c), (A) furnish information with respect to the Company to the party making such Takeover Proposal pursuant to a confidentiality agreement, provided that (1) such confidentiality agreement contains substantially the same terms as (or terms no less favorable to the Company than) those contained in the Confidentiality Agreement, dated as of July 25, 2001, by and between the Company and Purchaser (the "Confidentiality Agreement") and (2) the Company advises Parent of all such nonpublic information delivered to such person concurrently with its delivery to the requesting party, and (B) participate in negotiations with such party regarding such Takeover Proposal. It is agreed that any violation of the restrictions set forth in the preceding sentence by any executive officer of the Company or any of its subsidiaries or any affiliate, director or investment banker, attorney or other advisor or representative of the

Company or any of its subsidiaries, if known by the Company, shall be deemed to be a breach of this Section 5.2(a) by the Company.

              (b) Except as expressly permitted in this Section 5.2, neither the Board of Directors of the Company nor any committee thereof shall (i) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Parent, the approval, determination of advisability, or recommendation by such Board of Directors or such committee of the Transactions, (ii) approve, determine to be advisable, or recommend, or propose publicly to approve, determine to be advisable, or recommend, any Takeover Proposal or (iii) cause the Company to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement (each, an "Acquisition Agreement") related to any Takeover Proposal. Notwithstanding the foregoing, in the event that prior to the Expiration Date the Board of Directors of the Company determines in good faith, in response to a Superior Proposal that was unsolicited and made after the date hereof in circumstances not otherwise involving a breach of this Agreement, after considering applicable provisions of state law and after consultation with outside counsel, that the failure to do so would be inconsistent with its fiduciary duties to the Company's stockholders under applicable law, the Board of Directors of the Company may (subject to this and the following sentences and to compliance with Section 5.2(a)) (x) withdraw or modify its approval, determination, or recommendation of the Transactions or
(y) approve, determine to be advisable, or recommend a Superior Proposal, or (z) cause the Company to enter into an Acquisition Agreement, provided, however,
                                                          --------  -------
that any actions described in clause (x), (y) or (z) may be taken only at a time that is after the second business day following Parent's receipt of written notice from the Company advising Parent that the Board of Directors of the Company has received a Superior Proposal, specifying the material terms and conditions of such Superior Proposal, identifying the person making such Superior Proposal and providing notice of the determination of the Board of Directors of the Company of what action referred to herein the Board of Directors of the Company has determined to take, and further provided, that the action described in clause (z) may be taken only upon compliance by the Company with Section 7.1(c)(ii) and Section 7.3.

              (c) In addition to the obligations of the Company set forth in paragraphs (a) and (b) of this Section 5.2, the Company shall advise Parent orally and in writing, before 5:00 p.m. Eastern time on the next day following receipt, of any Takeover Proposal or of any request for confidential information in the context of a possible Takeover Proposal, the material terms and conditions of such request or the Takeover Proposal and the identity of the person making such request or Takeover Proposal and shall keep Parent promptly advised of all significant developments which could reasonably be expected to culminate in the Board of Directors of the Company withdrawing, modifying or amending its recommendation of the Offer, the Merger and the transactions contemplated by this Agreement, or in exercising any of its other rights under
Section 5.2(a) or (b).

              (d) Nothing contained in this Section 5.2 shall prohibit the Company from taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or from making any disclosure to the Company's stockholders; provided, however, neither the Company
                                          --------  -------
nor its Board of Directors nor any committee thereof shall, except as in accordance with Section 5.2(b), withdraw or modify, or propose publicly to withdraw or modify, its approval, determination or recommendation with respect to the Transactions or approve, determine to be advisable, or recommend, or propose publicly to approve, determine to be advisable, or recommend, a Takeover Proposal.

              (e) For purposes of this Agreement:

                  (i) "Takeover Proposal" means any inquiry, proposal or offer from any person (other than Parent and its subsidiaries, affiliates, and representatives) relating to any direct or indirect acquisition or purchase of 25% or more of the assets of the Company and its subsidiaries taken as a whole, or 25% or more of any class of equity securities of the Company or any of its subsidiaries, any tender offer or exchange offer that if consummated would result in any person beneficially owning 25% or more of any class of equity securities of the Company or any of its subsidiaries, or any merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its subsidiaries, other than the transactions contemplated by this Agreement.

                  (ii) For purposes of this Agreement, a "Superior Proposal" means a bona fide written offer from any person (other than Parent and its subsidiaries, affiliates and representatives) for a direct or indirect acquisition or purchase of 50% or more of the assets of the Company and its subsidiaries taken as a whole or 50% or more of any class of equity securities of the Company or any of its subsidiaries, any tender offer or exchange offer that if consummated would result in any person beneficially owning 50% or more of any class of equity securities of the Company or any of its subsidiaries, or any merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its subsidiaries, other than the transactions contemplated by this Agreement, which provides for consideration on a per share basis to the stockholders of the Company with a value that the Board of Directors of the Company determines in good faith (after consultation with independent financial advisors and outside counsel and taking into account all relevant factors, including whether financing for such offer is committed and the likelihood of such offer resulting in a consummated transaction) to exceed the Offer Price. Any Superior Proposal is a Takeover Proposal.

        Section 5.3 Publicity. The initial press release with respect to the
                    ---------
execution of this Agreement shall be a joint press release reasonably acceptable to Parent and the Company. Thereafter, so long as this Agreement is in effect, none of the Company, Parent, or Purchaser, nor any of their respective affiliates, shall issue or cause the publication of any press release or other announcement with respect to the Offer, the Merger, this Agreement or the other transactions contemplated hereby without the prior consultation of the other parties, except as may be required by law or by any listing agreement with a national securities exchange as determined in the good faith judgment of the party wanting to make such release.

        Section 5.4 Notification of Certain Matters. Each of the Company and
                    -------------------------------
Parent shall give prompt notice to the other if any of the following occur after the date of this Agreement: (i) receipt of any notice or other communication in writing from any person alleging that the consent or approval of such third party is or may be required in connection with the transactions contemplated by this Agreement; (ii) receipt of any notice or other communication from any Governmental Entity or the New York Stock Exchange (or any other securities market) in connection with the transactions contemplated by this Agreement; or
(iii) the occurrence of an
event which would or would be reasonably likely in the future to (A) have a Company Material Adverse Effect or prevent or delay the consummation of the Offer or the Merger or (B) cause any condition to the Offer set forth in Annex A hereto to be unsatisfied at any time prior to the consummation of the Offer; provided, however, that the delivery of any notice pursuant to this Section 5.4
--------  -------
shall not limit or otherwise affect the remedies of the parties available hereunder.

        Section 5.5 Access to Information.
                    ---------------------

              (a) Upon reasonable notice and subject to (x) applicable laws relating to the exchange of information and (y) any obligations to third parties under a confidentiality agreement listed in Schedule 5.5 of the Company Disclosure Schedule, the Company shall, and shall cause each of its subsidiaries to, afford to the officers, employees, accountants, counsel and other representatives of the Parent, during normal business hours during the period prior to the Effective Time, reasonable access to all its properties, books, contracts, commitments and records (with respect to employee records, expressly excluding all records containing medical information), and to its officers, employees, accountants, counsel and other representatives and, during such period, the Company shall, and shall cause its subsidiaries to, make available to Parent (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal securities laws and (ii) all other information concerning its business, properties and personnel as such other party may reasonably request.

              (b) No investigation by any of the parties or their respective representatives shall affect the representations, warranties, covenants or agreements of the other set forth herein.

              (c) The information provided pursuant to Section 5.5(a) will be used solely for the purpose of the transactions contemplated hereby, and unless and until the Merger is consummated, such information will be kept secret and confidential by Parent and Purchaser, except that the information provided pursuant to Section 5.5(a) or portions thereof may be disclosed to those of Parent's and Purchaser's or their affiliates' directors, officers, employees, agents and advisors (collectively, the "Representatives") who (i) need to know such information for the purpose of the transactions contemplated hereby, (ii) shall be advised by Parent or Purchaser, as the case may be, of this provision,
(iii) agree to hold the information provided pursuant to Section 5.5(a) as secret and confidential and (iv) agree with Parent and Purchaser to be bound by the provisions hereof. Parent and Purchaser jointly agree to be responsible for any breach of this section by any of their Representatives. If this Agreement is terminated, Parent shall, and shall cause the Purchaser and each of their Representatives to, return or destroy (and certify destruction of) all information provided pursuant to Section 5.5(a).

        Section 5.6 Further Assurances.
                    ------------------

              (a) Subject to the terms and conditions of this Agreement, each of Parent and the Company shall, and shall cause its subsidiaries to, use all reasonable efforts (i) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal requirements which may be imposed on such party or its subsidiaries with respect to the Merger and, subject to the conditions set forth in Article VI hereof, to consummate the transactions contemplated by this Agreement, including, without limitation, the Offer and the Merger, as promptly as practicable and (ii) to obtain (and to cooperate with the other party to obtain) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity and any other third party which is required to be obtained by the Company or Parent or any of their respective subsidiaries in connection with the Merger and the other transactions contemplated by this Agreement, and to comply with the terms and conditions of any such consent, authorization, order or approval.

              (b) Subject to the terms and conditions of this Agreement, each of Parent and the Company shall use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective, as soon as practicable after the date of this Agreement, the transactions contemplated hereby, including, without limitation, using all reasonable efforts to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated hereby and using all reasonable efforts to defend any litigation seeking to enjoin, prevent or delay the consummation of the transactions contemplated hereby or seeking material damages.

        Section 5.7 Indemnification. From and after the date when directors
                    ---------------
designated by Parent or Purchaser have been elected to and constitute a majority of the Board of Directors of the Company, Parent shall, and shall cause the Company to, and from and after the Effective Time, Parent shall, and shall cause the Surviving Corporation to, indemnify, defend and hold harmless each person who is now, or has been at any time prior to the date of this Agreement or who becomes such prior to the Effective Time, an officer, director, agent, fiduciary or employee of the Company or any of its subsidiaries (the "Indemnified Parties") against (i) any and all losses, claims, damages, costs, expenses, fines, liabilities or judgments or amounts that are paid in settlement with the approval of the indemnifying party (which approval shall not be unreasonably withheld) of or in connection with any claim, action, suit, proceeding or investigation based in whole or in part on or arising in whole or in part out of the fact that such person is or was a director, officer, agent, fiduciary or employee of the Company or any of its subsidiaries whether pertaining to any action or omission existing or occurring at or prior to the Effective Time and whether asserted or claimed prior to, or at or after, the Effective Time ("Indemnified Liabilities"), and (ii) all Indemnified Liabilities based in whole or in part on, or arising in whole or in part out of, or pertaining to this Agreement or the transactions contemplated hereby; provided, however, that, in
                                                   --------  -------
the case of the Purchaser and the Surviving Corporation such indemnification shall only be to the fullest extent a corporation is permitted under the DGCL, as applicable, to indemnify its own directors, officers, agents, fiduciaries and employees, and in the case of Parent, such indemnification shall not be limited by the DGCL but such indemnification shall not be applicable to any claims made against the Indemnified Parties if a judgment or other final adjudication established that (A) their acts or omissions were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action so deliberated or (B) arising out of, based upon or attributable to the gaining in fact of any financial profit or other advantage to which they were not legally entitled. Parent, Purchaser, and the Surviving Corporation, as the case may be, will pay all expenses of each Indemnified Party in advance of the final disposition of any such action or proceeding to the fullest extent permitted by law upon receipt of any undertaking contemplated by Section 145(e) of the DGCL. Without limiting the foregoing, in the event any such claim, action, suit, proceeding or investigation is brought against any Indemnified Party (whether arising before or after the Effective Time), (i) the Indemnified Parties may retain counsel satisfactory to them and Parent and Purchaser, (ii) Parent shall, and shall cause the Surviving Corporation to, pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received, and (iii) Parent shall, and shall cause the Surviving Corporation to, use all reasonable efforts to assist in the vigorous defense of any such matter, provided that none of Parent, Purchaser or the Surviving Corporation shall be liable for any settlement of any claim effected without its written consent, which consent, however, shall not be unreasonably withheld. Any Indemnified Party wishing to claim indemnification under this Section 5.7, upon learning of any such claim, action, suit, proceeding or investigation, shall notify Parent, Purchaser or the Surviving Corporation (but the failure so to notify an indemnifying party shall not relieve it from any liability which it may have under this Section 5.7 except to the extent such failure materially prejudices such party), and shall deliver to the Purchaser and the Surviving Corporation the undertaking contemplated by Section 145(e) of the DGCL. The Indemnified Parties as a group may retain only one law firm to represent them with respect to each such matter unless there is, under applicable standards of professional conduct, a conflict on any significant issue between the positions of any two or more Indemnified Parties.

        Section 5.8 Employee Benefit Plans. For purposes of all employee benefit
                    ----------------------
plans (as defined in Section 3(3) of ERISA) and other employment agreements, arrangements and policies of Parent under which an employee's benefits depends, in whole or in part, on length of service, credit will be given to current employees of the Company for service with the Company prior to the Effective Time, provided that such crediting of service does not result in duplication of benefits. Parent shall, and shall cause the Company to, honor in accordance with their terms all employee benefit plans (as defined in Section 3(3) of ERISA) and the other Company Benefit Plans; provided, however, that Parent or the Company
                                 --------  -------
may amend, modify or terminate any individual Company Benefit Plan in accordance with its terms and applicable law (including obtaining the consent of the other parties to and beneficiaries of such Company Benefit Plan to the extent required thereunder).

        Section 5.9 Additional Agreements. In case at any time after the
                    ---------------------
Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of any of the parties to the merger, the proper officers and directors of each party to this Agreement and their respective subsidiaries shall take all such necessary action as may be reasonably requested by, and at the sole expense of, Parent.

                                   ARTICLE VI

                            CONDITIONS TO THE MERGER

        Section 6.1 Conditions to Each Party's Obligation To Effect the Merger.
                    ----------------------------------------------------------
The respective obligation of each party to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions:

              (a) Stockholder Approval. This Agreement shall have been duly
                  --------------------
approved and adopted by the requisite vote of the holders of Company Common Stock, if required by applicable law in order to consummate the Merger;

              (b) Statutes; Consents. No statute, rule, order, decree or
                  ------------------
regulation shall have been enacted or promulgated by any Governmental Entity or authority of competent jurisdiction which prohibits the consummation of the Merger and all foreign or domestic governmental consents, orders and approvals required for the consummation of the Merger and the transactions contemplated hereby shall have been obtained and shall be in effect at the Effective Time;

              (c) Injunctions. There shall be no order or injunction of any
                  -----------
Governmental Entity of competent jurisdiction in effect precluding, restraining, enjoining or prohibiting consummation of the Merger; provided, however, that
                                                     --------  -------
each of the parties hereto shall have used its reasonable best efforts to prevent the entry of any such injunction or other order and to appeal as promptly as possible any injunction or other order that may be entered; and

              (d) Purchase of Shares in Offer. Purchaser shall have accepted for
                  ---------------------------
payment and purchased all shares of Company Common Stock validly tendered in the Offer and not withdrawn.

        Section 6.2 Conditions to Obligations of Parent and Purchaser to Effect
                    -----------------------------------------------------------
the Merger. The obligations of Parent and Purchaser to effect the Merger are
----------
subject to the satisfaction of the further condition (which may be waived in whole or in part by Parent) that the Company shall have performed all obligations required to be performed by it under this Agreement on or before the earlier of (i) such time as Parent's or Purchaser's designees shall constitute at least a majority of the Company's Board of Directors pursuant to Section 1.3 of this Agreement and (ii) the Closing Date.

        Section 6.3 Frustration of Closing Conditions. None of the Company,
                    ---------------------------------
Parent or Purchaser may rely on the failure of any condition if such failure was caused by such party's failure to fulfill in any material respect its obligations under this Agreement.

                                  ARTICLE VII

                                   TERMINATION

        Section 7.1 Termination. Anything herein or elsewhere to the contrary
                    -----------
notwithstanding, this Agreement may be terminated and the Merger contemplated herein may be abandoned at any time prior to the Effective Time, whether before or after stockholder approval thereof:

              (a) By the mutual consent of the Parent and the Company.

              (b) By either of the Company or Parent:

                  (i) if any Governmental Entity shall have issued an order, decree or ruling or taken any other action in each case permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and non-appealable; provided that the party seeking to terminate this Agreement shall
            --------
have used all reasonable efforts to challenge such order, decree, ruling or other action;

                  (ii) if the Offer shall have expired, terminated or been withdrawn pursuant to its terms without any Shares being purchased therein, provided, however, that the right to terminate this Agreement under this Section
--------  -------
7.1(b)(ii) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or has resulted in, the failure of the Purchaser to purchase Shares in the Offer; or

                  (iii) if the Offer shall not have been consummated on or before October 31, 2001, (the "Outside Date"), provided, that, a party may not
                                               --------
terminate the Agreement pursuant to this Section 7.1(b)(iii) if its failure to perform any of its obligations under this Agreement results in the failure of the Offer to be so consummated by such time, provided, however, that the Outside
                                             --------  -------
Date shall be extended day-by-day for each day during which any party shall be subject to a nonfinal order, decree, ruling or action restraining, enjoining or otherwise prohibiting the consummation of the Offer, provided further, however,
                                                     -------- -------
that the Outside Date shall not be extended past December 31, 2001;

              (c) By the Company:

                  (i) if Parent, the Purchaser or any of their affiliates shall have failed to commence the Offer on the tenth business day following the date of the initial public announcement of the execution hereof; provided, that the
                                                            --------
Company may not terminate this Agreement pursuant to this Section 7.1(c)(i) if the Company is in material breach of this Agreement;

                  (ii) if concurrently it enters into a definitive agreement providing for a Superior Proposal entered into in accordance with Section 5.2, provided that prior thereto or simultaneously therewith the Company has paid the
--------
Termination Fee to Parent in accordance with Section 7.3; or

                  (iii) prior to the acceptance for payment and payment for Shares in the Offer, if the representations and warranties of Parent or Purchaser set forth in this Agreement that are qualified by materiality shall not be true and correct in any respect, or if the representations and warranties of Parent and Purchaser set forth in this Agreement that are not so qualified shall not be true and correct in all material respects, in each case as of the date of this Agreement and as of the Expiration Date as if made on such date, or either Parent or Purchaser shall have breached or failed in any material respect to perform or comply with any material obligation, agreement or covenant required by this Agreement to be performed or complied with by it, which inaccuracy or breach cannot be cured or has not been cured within fifteen (15) days after the Company gives written notice of such inaccuracy or breach to Parent, except, in the case of the failure of any representation or warranty, for changes specifically permitted by this Agreement, for those representations and warranties that address matters only as of a particular date and are true and correct as of such date, and for such failures as do not individually or in the aggregate have a Parent Material Adverse Effect.

              (d) By Parent:

                  (i) if, due to an occurrence that if occurring after the commencement of the Offer would result in a failure to satisfy any of the conditions set forth in Annex A hereto, Parent, Purchaser, or any of their affiliates shall have failed to commence the Offer on the tenth business day following the date of the initial public announcement of the execution hereof; provided, that Parent may not terminate this Agreement pursuant to this Section
--------
7.1(d)(i) if Parent is in material breach of this Agreement;

                  (ii) if the Board of Directors of the Company or any committee thereof shall have withdrawn or modified, or proposed publicly to withdraw or modify, in a manner adverse to Parent its approval or recommendation of the Transactions, or failed to reconfirm its recommendation within five (5) business days after a written request to do so, or approved or recommended, or proposed publicly to approve or recommend, any Takeover Proposal, or the Board of Directors of the Company or any committee thereof shall have resolved to take any of the foregoing actions; or

                  (iii) prior to the acceptance for payment and payment for Shares in the Offer, if the representations and warranties of the Company set forth in this Agreement that are qualified by materiality shall not be true and correct in any respect, or if the representations and warranties of the Company set forth in this Agreement that are not so qualified shall not be true and correct in all material respects, in each case as of the date of this Agreement and as of the Expiration Date as if made on such date, or the Company shall have breached or failed in any material respect to perform or comply with any material obligation, agreement or covenant required by this Agreement to be performed or complied with by it, which inaccuracy or breach cannot be cured or has not been cured within fifteen (15) days after Parent gives written notice of such inaccuracy or breach to the Company, except, in the case of the failure of any representation or warranty, for changes specifically permitted by this Agreement, for those representations and warranties that address matters only as of a particular date and are true and correct as of such date, and for such failures as do not individually or in the aggregate have a Company Material Adverse Effect.

        Section 7.2 Effect of Termination. In the event of the termination of
                    ---------------------
this Agreement as provided in Section 7.1, written notice thereof shall forthwith be given to the other party or parties specifying the provision hereof pursuant to which such termination is made, and this Agreement (other than Sections 7.2, 7.3, 8.4, 8.6, 8.7, 8.8 and 8.9 hereof) shall forthwith become null and void, and there shall be no liability on the part of the Parent, Purchaser, or the Company, except as provided in Section 7.3 and except for any breach of this Agreement.

        Section 7.3 Termination Fee; Expenses. Except as provided in this
                    -------------------------
Section 7.3, all fees and expenses incurred by the parties hereto shall be borne solely by the party which has incurred such fees and expenses. In the event that
(i) a Takeover Proposal shall have been made known to the Company or shall have been made directly to its stockholders generally or any person shall have publicly announced an intention (whether or not conditional) to make a Takeover Proposal and thereafter this Agreement is terminated by the Company either (A) pursuant to Section 7.1(b)(iii) hereof or (B) if the Offer has remained open for at least twenty (20) business days and the Minimum Condition has not been satisfied (and none of the events described in paragraphs (a), (b), (d) and (e) of Annex A shall have occurred so as to result in a condition to the Offer not being satisfied), pursuant to
Section 7.1(b)(ii), and in either case such Takeover Proposal is consummated within one (1) year of such termination or (ii) this Agreement is terminated by Parent pursuant to Section 7.1(d)(ii), or is terminated by the Company pursuant to Section 7.1(c)(ii), then the Company shall pay to Parent within one (1) day of such termination, or in the case of subclause (i) upon such consummation, a termination fee equal to $15 million (the "Termination Fee"), payable by wire transfer of same day funds. The Company acknowledges that the agreements contained in this Section 7.3 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, Parent and Purchaser would not enter into this Agreement. In the event the Termination Fee becomes payable pursuant to this Section 7.3, the Company shall also promptly pay upon Parent's request, all reasonably documented out-of-pocket fees and expenses incurred by Parent and Purchaser in connection with this Agreement and the transactions contemplated hereby (which shall not exceed $1 million in the aggregate), which payments shall be in addition to the Termination Fee. The fee arrangement contemplated hereby shall be paid pursuant to this Section 7.3 regardless of any alleged breach by Parent of its obligations hereunder; provided, that no payment made by the Company pursuant to this Section 7.3 shall
--------
operate or be construed as a waiver by the Company of any breach of this Agreement by Parent or Purchaser or of any rights of the Company in respect thereof; further provided, that the Termination Fee, if paid, shall be credited
         ------- --------
against any damages recovered by Parent or Purchaser from the Company arising from such breach.

                                  ARTICLE VIII

                                  MISCELLANEOUS

        Section 8.1 Amendment and Modification. Subject to applicable law, this
                    --------------------------
Agreement may be amended, modified and supplemented in any and all respects, whether before or after any vote of the stockholders of the Company contemplated hereby, by written agreement of the parties hereto at any time prior to the Closing Date with respect to any of the terms contained herein; provided,
                                                                --------
however, that no amendment, modification or supplement of this Agreement shall
-------
be made which reduces or changes the form of the Merger Consideration or otherwise adversely effects such holders after the consummation of the Offer or requires by law or the organizational documents of the Company the further approval of the stockholders, unless approved by the Independent Directors and, if following the vote of the stockholders, then, to the extent required, the stockholders.

        Section 8.2 Extension; Waiver. At any time prior to the Effective Time,
                    -----------------
the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement or (c) subject to the proviso of
Section 8.1, waive compliance with any of the agreements or conditions contained in this Agreement; provided, in each case with respect to the Company, that any such extension or waiver to be effected following the acceptance for payment of and payment for the Shares in the Offer and prior to the Effective Time shall have been approved by the Independent Directors as provided in Section 1.3. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights. Whenever this Agreement requires or permits consent by or on behalf of any party hereto, such consent shall be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this Section 8.2. Purchaser hereby agrees that any extension, waiver or consent given by Parent hereunder shall be conclusively binding upon it, whether or not given expressly on Purchaser's behalf.

        Section 8.3 Nonsurvival of Representations and Warranties. None of the
                    ---------------------------------------------
representations and warranties in this Agreement or in any schedule, instrument or other document delivered pursuant to this Agreement shall survive the Effective Time.

        Section 8.4 Notices. All notices and other communications hereunder
                    -------
shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or sent by an overnight courier service, such as Federal Express, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

               (a)  if to Parent or Purchaser, to:

                    Berkshire Hathaway Inc.
                    1440 Kiewit Plaza
                    Omaha, Nebraska
                    Attention:  Marc D. Hamburg
                    Telephone No.:  (402) 346-1400
                    Telecopier No.:  (402) 346-3375

                    with a copy to:

                    Munger, Tolles & Olson LLP
                    355 South Grand Avenue, Suite 3500
                    Los Angeles, California  90071-1560
                    Attention:  R. Gregory Morgan, Esq.
                    Telephone No.:  (213) 683-9100
                    Telecopier No.:  (213) 687-3702

               (b)  if to the Company, to:

                    XTRA Corporation
                    200 Nyala Farms Road
                    Westport, Connecticut  06880
                    Attention: A. Scott Mansolillo
                    Telephone No.:  (203) 221-1005
                    Telecopier No.:  (203) 221-9024

                    with a copy to:

                    Ropes & Gray
                    One International Place
                    Boston, Massachusetts  02110
                    Attention:  David Fine, Esq.
                    Telephone No.:  (617) 951-7000
                    Telecopier No.:  (617) 951-7050

        Section 8.5 Counterparts. This Agreement may be executed in two or more
                    ------------
counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

        Section 8.6 Entire Agreement; Third Party Beneficiaries. This Agreement
                    -------------------------------------------
(including the documents and the instruments referred to herein): (a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, other than the Confidentiality Agreement, and (b) except as provided in Section 5.7, is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder. The provisions of Section
5.7 are intended for the benefit of, and shall be enforceable by, the Indemnified Parties.

        Section 8.7 Severability. If any term, provision, covenant or
                    ------------
restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated, so long as the economic and legal substance of the transactions contemplated hereby, taken as a whole, are not affected in a manner materially adverse to any party hereto.

        Section 8.8 Governing Law. This Agreement shall be governed and
                    -------------
construed in accordance with the laws of the State of Delaware without giving effect to the principles of conflicts of law thereof or of any other jurisdiction.

        Section 8.9 Assignment. Neither this Agreement nor any of the rights,
                    ----------
interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, except that the Purchaser may assign, in its sole discretion, any or all of its rights, interests and obligations hereunder to Parent or to any direct or indirect wholly owned subsidiary of Parent. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

        Section 8.10 Headings; Interpretation. The descriptive headings used
                     ------------------------
herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement. "Include," "includes," and "including" shall be deemed to be followed by "without limitation" whether or not they are in fact followed by such words or words of like import. "Knowledge" means the actual knowledge of the executive officers of the Company or Parent, as the case may be.

        Section 8.11 Enforcement. The parties agree that irreparable damage
                     -----------
would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the State of Delaware or of the United States located in the State of Delaware in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, and each party will not attempt to deny or defeat personal jurisdiction or venue in any such court by motion or other request for leave from any such court.

          IN WITNESS WHEREOF, Parent, Purchaser and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

                         Berkshire Hathaway Inc.

                         By: /s/ Marc D. Hamburg
                             ---------------------------------
                            Name: Marc D. Hamburg
                            Title: Vice President

                         BX Merger Sub Inc.

                         By: /s/ Marc D. Hamburg
                             ---------------------------------
                            Name: Marc D. Hamburg
                            Title: President

                         XTRA Corporation

                         By: /s/ Lewis Rubin
                             ---------------------------------
                            Name: Lewis Rubin
                            Title: President and Chief Executive Officer

                                                                         ANNEX A
                                                                         -------

                            CONDITIONS TO THE OFFER
                            -----------------------

          Notwithstanding any other provision of the Offer (subject to the provisions of the Agreement), Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-l(c) under the Exchange Act (relating to Purchaser's obligation to pay for or return tendered Shares promptly after termination or withdrawal of the Offer), pay for, and may delay the acceptance for payment of or, subject to the restriction referred to above, the payment for, any tendered Shares, and may terminate the Offer and not accept for payment any tendered shares if (i) there shall not have been validly tendered and not withdrawn prior to the expiration of the Offer such number of Shares which, together with that number of Shares owned by Parent, Purchaser or any of their wholly owned subsidiaries, would constitute at least a majority of the Shares outstanding on a fully diluted basis on the date of purchase (on a "fully diluted basis" meaning the number of Shares outstanding, together with the Shares which the Company may be required to issue pursuant to options or obligations outstanding at that date and which do not terminate upon consummation of the Offer under employee stock or similar benefit plans or otherwise, whether or not vested or then exercisable), when aggregated with any Shares owned by Parent, Purchaser or an affiliate of Parent or Purchaser (the "Minimum Condition"), (ii) any applicable waiting period under the HSR Act, the Canadian Competition Act, the Mexican Competition Act or other applicable antitrust or competition law has not expired or terminated prior to the expiration of the Offer, or (iii) at any time on or after the date of the Agreement, and before the time of acceptance of Shares for payment pursuant to the Offer, any of the following events shall occur and be continuing:

              (a) there shall be any statute, rule, regulation, judgment, order or injunction promulgated, entered, enforced, enacted, issued or applicable to the Offer or the Merger by any domestic or foreign federal or state governmental regulatory or administrative agency or authority or court or legislative body or commission which (1) prohibits, or imposes any material limitations on, Parent's, Purchaser's, or the Company's ownership or operation of all or a material portion of the Company's and its subsidiaries' businesses and assets taken as a whole, (2) prohibits or makes illegal the acceptance for payment, payment for or purchase of Shares or the consummation of the Offer or the Merger, (3) renders Purchaser unable to accept for payment, pay for or purchase some or all of the Shares, or (4) imposes material limitations on the ability of Purchaser or Parent effectively to exercise full rights of ownership of the Shares, including, without limitation, the right to vote the Shares purchased by it on all matters properly presented to the Company's stockholders, provided that Parent shall have used all reasonable efforts to cause any such judgment, order or injunction to be vacated or lifted;

              (b) there shall be any action or proceeding instituted and pending by any domestic or foreign federal or state governmental regulatory or administrative agency or authority having jurisdiction over the Company, Parent or Purchaser which (1) seeks to prohibit, or impose any material limitation on, Parent's ownership or operation of its or its subsidiaries' businesses or assets, or Parent's, Purchaser's, or the Company's ownership or operation of all or a material portion of the Company's and its subsidiaries' businesses and assets taken as a whole, (2) seeks to prohibit or make illegal the acceptance for payment, payment for or purchase of Shares or the consummation of the Offer or the Merger, (3) is reasonably likely to result in a material delay in or seeks to restrict the ability of Purchaser, or render Purchaser unable to accept for payment, pay for or purchase some or all of the Shares, or (4) seeks to impose material limitations on the ability of Purchaser or Parent effectively to exercise full rights of ownership of the Shares, including, without limitation, the right to vote the Shares purchased by it on all matters properly presented to the Company's stockholders; provided that Parent shall have used all
                               --------
reasonable efforts to cause any such action or proceeding to be dismissed;

              (c) (1) the representations and warranties of the Company set forth in the Agreement that are qualified by materiality shall not be true and correct in any respect, or the representations and warranties of the Company set forth in this Agreement that are not so qualified shall not be true and correct in any material respect, in either case, as of the date of consummation of the Offer as though made on or as of such date, except, in the case of the failure of any representation or warranty, for changes specifically permitted by the Agreement, and for those representations and warranties that address matters only as of a particular date and are true and correct as of such date; and except that, notwithstanding the failure of any representations and warranties to be true and correct, if this condition is otherwise satisfied, then this condition shall be deemed satisfied so long as such failures of representations and warranties to be true and correct do not individually or in the aggregate have a Company Material Adverse Effect; or (2) the Company shall have breached or failed in any material respect to perform or comply with any material obligation, agreement or covenant required by the Agreement to be performed or complied with by it (including without limitation if the Company shall have entered into any definitive agreement or any agreement in principle with any person with respect to a Takeover Proposal or similar business combination with the Company in violation of Section 5.2);

              (d) (1) any general suspension of trading in securities on any national securities exchange or in the over-the-counter market, (2) the declaration of a banking moratorium or any suspension of payments in respect of banks by a United States Governmental Entity, or (3) any mandatory limitation by a United States Governmental Entity that materially and adversely effects the extension of credit by banks or other financial institutions; or

              (e) the Agreement shall have been terminated in accordance with its terms;

which in the reasonable judgment of Parent or Purchaser, in any such case, and regardless of the circumstances giving rise to such condition, makes it inadvisable to proceed with the Offer or with such acceptance for payment or payments for shares of Company Common Stock.

          The foregoing conditions are for the sole benefit of Parent and Purchaser and, subject to the last sentence of Section 1.1(b), may be asserted by Parent and Purchaser regardless of the circumstances giving rise to any such condition or may be waived by Parent in whole or in part at any time and from time to time in its sole discretion.


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


                                    EXHIBIT A

                             STOCKHOLDERS AGREEMENT